Exhibit 4.2
Description of Securities Registered
Under Section 12 of the Securities Exchange Act of 1934
The authorized capital stock of Tompkins consists of 25,000,000 shares of common stock, par value $0.10 per share, and 3,000,000 shares of preferred stock, par value $0.01 per share, which may be issued in series with such powers, designations and rights as may be established from time to time by our Board of Directors. As of February 18, 2020, there were 14,979,825 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.
Description of Common Stock
General
Each share of our common stock has the same relative rights as, and is identical in all respects to, each other share of our common stock. Our common stock is traded on the NYSE American LLC under the symbol “TMP.” All of the outstanding shares of common stock are fully paid and nonassessable.
The transfer agent and registrar for our common stock is American Stock Transfer & Transfer Company, 59 Maiden Lane, Plaza Level, New York, New York 10038.
Dividends
The holders of Tompkins common stock are entitled to share ratably in dividends when and as declared by the Board of Directors out of legally available funds therefor. The Company’s Certificate of Incorporation permits the Board of Directors to issue preferred stock with terms set by the Board, which terms may include the right to receive dividends ahead of the holders of common stock. Tompkins has no shares of preferred stock presently outstanding.
Liquidation Rights
In the event of any liquidation, dissolution, or winding up of Tompkins, the holders of shares of Tompkins common stock will be entitled to receive, after payment of all the Company’s debts and liabilities and after satisfaction of all liquidation preferences applicable to the preferred stock, all remaining assets of the Company available for distribution in cash or in kind.
Voting Rights
The holders of the Company’s common stock have one vote for each share held on any matter presented for consideration at a shareholder meeting. The holders of Tompkins common stock are not entitled to cumulative voting in the election of directors.
No Preemptive Rights; Redemption and Assessment
Holders of shares of our common stock will not be entitled to preemptive rights with respect to any shares that may be issued. Our common stock is not subject to redemption or any sinking fund and the outstanding shares are fully paid and non-assessable.
Securities Are Not Insured by the FDIC
Investments in our securities will not qualify as deposits or savings accounts and will not be insured or guaranteed by the FDIC or any other governmental agency and are subject to investment risk, including the possible loss of principal.

Material Provisions of our Certificate of Incorporation and Bylaws and New York Law
General. Our Certificate of Incorporation and Bylaws contain certain provisions designed to enhance the ability of our Board of Directors to deal with attempts to acquire control of the Company. These provisions, and the ability to set the voting rights, preferences and other terms of any series of preferred stock that may be issued, may be deemed to have an anti-takeover effect and may discourage takeovers (which certain stockholders may deem to be in their best interest). To the extent that such takeover attempts are discouraged, temporary fluctuations in the market price of our common stock resulting from actual or rumored takeover attempts may be inhibited. These provisions also could discourage or make more difficult a merger, tender offer or proxy contest, even though such transaction may be favorable to the interests of stockholders, and could potentially adversely affect the market price of our common stock.
The following briefly summarizes protective provisions that are contained in our Certificate of Incorporation and Bylaws. This summary is necessarily general and is not intended to be a complete description of all the features and consequences of those provisions, and is qualified in its entirety by reference to our Certificate of Incorporation and Bylaws.
Certificate of Incorporation. Our Certificate of Incorporation provides that any business combination that would result in the disposition of all or substantially all of our assets requires the affirmative vote of 80% of our outstanding common shares in the case of a business combination involving a person that is the beneficial owner of at least 20% of our common shares, unless (1) such business combination has been approved by a majority of the disinterested directors, or (2) a fair price is offered for the Company’s shares, the calculation of which is described in greater detail in Article VII of our Certificate of Incorporation. The foregoing provisions may not be amended, altered, changed or repealed without the affirmative vote of at least 80% of the outstanding capital stock entitled to vote.
Statutory Restrictions. New York’s Business Corporation Law (the “BCL”) restricts certain business combinations. The statute prohibits certain New York corporations from engaging in a merger or other business combination with a holder of 20% or more of the corporation’s outstanding voting stock (“interested shareholder”) for a period of five years following acquisition of the stock unless the merger or other business combination, or the acquisition of the stock, is approved by the corporation’s board of directors prior to the date of the stock acquisition. If the combination was not previously approved, the interested shareholder may effect a combination after the five-year period only if a majority of the shares not owned by the 20% shareholder vote in favor of the combination or the aggregate amount of the offer meets certain fair price criteria. The provisions of Section 912 of the BCL apply if and for so long as a New York corporation has a class of securities registered under Section 12 of the Exchange Act unless the corporation opts out of the application of Section 912. We have not elected to opt out of these provisions of the BCL.
Omission of Cumulative Voting. The omission of cumulative voting from the Company’s Certificate of Incorporation may be considered anti-takeover in nature. Cumulative voting entitles each stockholder to as many votes as equal the number of shares owned by him or her multiplied by the number of directors to be elected. A stockholder may cast all these votes for one candidate or distribute them among any two or more candidates. Cumulative voting is optional under the BCL.
Advance Notice; No Action by Written Consent; Preferred Stock. The Company’s Bylaws contain restrictions that may discourage other persons from attempting to acquire control of the Company, including, without limitation, prohibitions on shareholder action by written consent and advance notice requirements with respect to matters to be voted upon at all shareholders’ meetings. In addition, the Company’s Certificate of Incorporation authorizes the issuance of up to 3,000,000 shares of preferred stock. The rights and preferences for any series of preferred stock may be set by the Board of Directors, in its sole discretion and without stockholder approval, and the rights and preferences of any such preferred stock may be superior to those of the common stock and thus may adversely affect the rights of holders of the common stock.

The overall effect of the Certificate of Incorporation and Bylaw provisions described above may be to deter a future tender offer or other takeover attempt that some stockholders might view to be in their best interests as the offer might include a premium over the market price of the Company’s common stock at that time. In addition, these provisions may have the effect of assisting the Company’s current management in retaining its position and place it in a better position to resist changes which some shareholders may want to make if dissatisfied with the conduct of the Company’s business. In addition, the existence of Supplemental Executive Retirement Plans for certain executive officers (which plans include change in control provisions) could add to the cost of a takeover of the Company. There are no other anti-takeover provisions in the Certificate of Incorporation or Bylaws, and there are no present plans to adopt other anti-takeover provisions.
Description of Preferred Stock
General
As of the date of this report, 3,000,000 shares of preferred stock, par value $0.01 per share, are authorized, of which none are issued and outstanding. Our Board of Directors may authorize the issuance of one or more additional series of preferred stock and may establish and designate series and the number of shares and the relative rights, preferences and limitations of the respective series of the preferred stock.
The terms of particular series of preferred stock may differ, among other things, in:

•	designation;

•	number of shares that constitute the series;

•	dividends (which may be cumulative or noncumulative), the dividend rate, or the method of calculating the dividend rate;

•	dividend periods, or the method of calculating the dividend periods;

•	redemption provisions, including whether, on what terms and at what prices the shares will be subject to redemption at our option and whether a sinking fund will be established;

•	voting rights;

•	preferences and rights upon liquidation or winding up;

•
whether and on what terms the shares will be convertible into or exchangeable for shares of any other class, series or security of ours or any other corporation or any other property (including whether the conversion or exchange is mandatory, at the option of the holder or at our option, the period during which conversion or exchange may occur, the initial conversion or exchange price or rate and the circumstances or manner in which the amount of common or preferred stock or other securities issuable upon conversion or exchange may be adjusted);

•
for preferred stock convertible into our common stock, the number of shares of common stock to be reserved in connection with, and issued upon conversion of, the preferred stock (including whether the conversion or exchange is mandatory, the initial conversion or exchange price or rate and the circumstances or manner in which the amount of common stock issuable upon conversion or exchange may be adjusted) at the option of the holder or our option and the period during which conversion or exchange may occur; and

•	other rights and privileges and any qualifications, limitations or restrictions of those rights or privileges.
The shares of preferred stock, when issued and sold, will be fully paid and nonassessable.
Dividends
Dividends will be payable when and as declared by our Board of Directors at such time or times as it elects, out of funds legally available therefor,and no holder of preferred stock will have any right to receive any dividend unless and until that dividend has been declared by the Board of Directors. The stated annual dividend may be declared and paid in increments during each calendar year and may or may not be cumulative.

In the event that dividends are declared on the preferred stock, the Board of Directors or the committee will fix a record date for any such payment of dividends, which will be paid on the preferred stock to the holders of record on that record date.
Conversion and Exchange
The shares of any future series of preferred stock may be convertible into or exchangeable for shares of any other class, series or security of the Company, upon such terms as our Board of Directors may establish (including whether the conversion or exchange is mandatory, at the option of the holder or at our option, the period during which conversion or exchange may occur, the initial conversion or exchange price or rate and the circumstances or manner in which the amount of common or preferred stock or other securities issuable upon conversion or exchange may be adjusted).
Redemption
Our Board of Directors also will determine whether, and on what terms, shares of any future series of preferred stock will be subject to mandatory redemption or a sinking fund provision, as well as whether, and on what terms, including the date on or after which redemption may occur, we may redeem shares of a series of the preferred stock.
Liquidation Rights
In the event of any liquidation, dissolution or winding up of the Company, the holders of shares of preferred stock will be entitled to receive liquidating distributions out of the Company’s assets available for distribution to shareholders. Any such liquidating distribution may be required to be made before any distribution is made to holders of any class or series of capital stock that ranks junior to the preferred stock as to rights upon liquidation, dissolution or winding up, including our common stock.
Voting Rights
Unless otherwise determined by our Board of Directors, holders of the preferred stock will not have any voting rights except as from time to time required by law. Our Board of Directors may provide that certain actions may not be taken without the consent of the holders of at least a specified percentage of the shares of preferred stock, or of a particular series of the preferred stock, outstanding at the time, voting together as one class.